UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
                          OF DUTY TO FILE REPORTS UNDER
                          SECTIONS 13 AND 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF
                                      1934.

                         Commission File Number: 0-30472

                               Pioneer Oil and Gas
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             (Exact name of registrant as specified in its charter)

                         1206 West South Jordan Parkway,
                                     Unit B
                            South Jordan, Utah 84095
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                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                          Common Stock, Par Value $.001
  - ---------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
  - ---------------------------------------------------------------------------
                   (Titles of all other classes of securities
                        for which a duty to file reports
                          under section 13(a) or 15(d)
                                    remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [X]                Rule 12h-3(b)(1)(i)       [X]
Rule 12g-4(a)(1)(ii)      [X]                Rule 12h-3(b)(1)(ii)      [X]
Rule 12g-4(a)(2)(i)       [ ]                Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(ii)      [ ]                Rule 12h-3(b)(2)(ii)      [ ]
                                             Rule 15d-6                [ ]

Approximate  number of holders of record as of the certification or notice date:
133

Pursuant to the requirements of the Securities Exchange Act of 1934, Pioneer Oil and Gas has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: September 27, 2005
                               By:  /s/ Don J. Colton
                               -------------------------------
                               Don J. Colton
                               President